Exhibit 3.7

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:16 PM 06/02/2006
FILED 04:41 PM 06/02/2006
SRV 060537537 - 4169034 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•      First: The name of this Corporation is Gibson Energy (U.S.) Inc.

•      Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle Zip Code 19808 The registered agent in charge thereof is Corporation Service Company.

        Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•      Fourth: The amount of the total stock of this corporation is authorized to issue is 1000 shares (number of authorized shares) with a par value of 100 per share.

•      Fifth: The name and mailing address of the incorporator are as follows:

Name Don Fowlis

Mailing Address #1700, 440 2nd Avenue SW

                           Calgary, AB Part I Zip Code T2 P 5E9

•      I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the fact herein stated are true, and I have accordingly hereunto set my hand this 5 day of June, A.D. 2006.

BY:	/s/ Don Fowlis
(Incorporator)

NAME:	Don Fowlis
(type or print)